Exhibit 10.1

707 Cayman Holdings Limited

5/F., AIA Financial Centre

712 Prince Edward Road East

San Po Kong, Kowloon

Hong Kong

(+852) 3471 8000

________________, 2025

[Name of Independent Director]

[Address of Independent Director]

Re: Director’s Agreement

Dear Mr. Lau:

707 Cayman Holdings Limited (the “Company”), an exempted company incorporated in the Cayman Islands, is pleased to offer you a position as a director on its Board of Directors and as a chair of the Audit Committee and a member of the Nomination Committee and the Compensation Committee that we intend to form (collectively the “Board”). This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. This Agreement shall be for the ensuing year, effective upon the registration statement of the Company being declared effective by the U.S. Securities and Exchange Commission. Your term as director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholders’ meeting of the Company and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone. You shall be required to attend all meetings of Audit Committee, Nomination Committee and the Compensation Committee either in-person or by telephone. As an independent director, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors and to perform such other duties required of the independent directors, including but not limited to submitting relevant documents required of directors by the SEC or Nasdaq. The services described in this Section 2 shall hereinafter be referred to as your “Duties.”

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

4.1. Options. You will be entitled to participate in the Company’s share option scheme or share incentive plan as adopted and amended from time to time. The number of options or awards granted, and the terms of those options or awards shall be determined from time to time by a vote of the Board of Directors; provided that you shall abstain from voting on any such resolution or resolutions relating to the grant of options or awards to you.

4.2 Cash Compensation. You will be paid a director’s fee of HK$120,000 per year (“Director’s Fee”), paid in equal monthly installments for performing your Duties. The Director’s Fee shall be payable in monthly installments of HK$10,000 on the last day of each month in which you serve as a director, provided, in each case, that you remain a Director through such payment date and prorated where necessary to the extent cessation of directorship is not on a full month basis. The first installment will be transferred to your account on the first day of your service as a Director, and subsequent installments on last business day of each calendar month thereafter. It is anticipated that the Director’s Fee will continue for so long as you are a Director of the Company and will continue to be paid in monthly installments.

4.3. Cash Reimbursement. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.4. Service on Board Committee(s). You will not receive additional compensation (other than the Director’s Fee) for your services on a Board Committee.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy with coverage determined annually by the Company and the Board. The Company agrees to maintain such insurance during the term that you serve as a Director and for two years after you cease to be a director.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1. Definitions. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

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7.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 7.4 shall survive termination of this Agreement for twelve-month period.

8. Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason at a meeting called expressly for that purpose by a vote of the shareholders holding more than fifty percent (50%) of the shares of the Company’s issued and outstanding shares entitled to vote. You may also terminate your membership on the Board for any or no reason by delivering prior written notice of resignation to the Company delivered at least 14 days in advance of the date of resignation (“Resignation”). Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation; provided that the Company’s obligation to pay you shares in accordance with Section 4.1 above and the Director’s Fee in accordance with Section 4.2 above for the first year in which you have agreed to serve as a director shall be prorated where necessary.

9. Indemnification. Concurrent with the execution of this Agreement we shall enter into the Director’s Indemnification Agreement attached hereto as Exhibit A and incorporated herein by this reference.

10. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of Hong Kong without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction.

11. Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered in Hong Kong, in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect. The determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have no authority to award reasonable attorney’s fees to any party in any dispute and judgment upon any arbitration award may be entered in any court of competent jurisdiction.

The Parties agree as follows:

●	The law of this arbitration clause shall be Hong Kong.
●	The place of arbitration shall be Hong Kong.
●	The number of arbitrators shall be one.
●	The arbitration proceedings shall be conducted in the English language.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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This Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

707 CAYMAN HOLDINGS LIMITED

By:
Cheung Li	Ms. Hong Bee Yin
Chief Executive Officer	Chairwoman, Executive Director and Chief Executive Officer

AGREED AND ACCEPTED BY

[NAME OF INDEPENDENT DIRECTOR]:

Printed Name:	[Name of Independent Director]
Address:	[Address of Independent Director]

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